SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

PACKETEER, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PACKETEER, INC.

10201 North De Anza Boulevard
Cupertino, CA 95014
(408) 873-4400

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 21, 2003

TO OUR STOCKHOLDERS:

      NOTICE IS HEREBY GIVEN that the 2003 Annual Meeting of Stockholders of Packeteer, Inc., a Delaware corporation (together with its subsidiaries hereinafter referred to as “Packeteer,” “Company,” “we,” “us,” and “our”), will be held on Wednesday, May 21, 2003 at 10:00 a.m., Pacific Standard Time, at the Hilton Garden Inn, 10741 Wolfe Road, Cupertino, CA 95014, for the following purposes:

1. To elect three directors to serve until the 2006 Annual Meeting of Stockholders, and until their successors are duly elected and qualified;

2. To approve certain provisions of the 1999 Stock Incentive Plan in order to preserve our ability to deduct in full certain plan-related compensation under Section 162(m) of the Internal Revenue Code;

3. To ratify the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2003; and

4. To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

      The foregoing matters are described in more detail in the enclosed proxy statement. The Board of Directors has fixed the close of business on April 4, 2003 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the 2003 Annual Meeting and any postponement or adjournment thereof. Only stockholders of record of the Company as of the close of business on that date will be entitled to receive notice of and to vote at the 2003 Annual Meeting or any postponement or adjournment thereof. For ten days prior to the 2003 Annual Meeting, a list of stockholders entitled to vote at the 2003 Annual Meeting will be available for inspection during ordinary business hours at the executive offices of the Company located at 10201 North De Anza Boulevard, Cupertino, California.

      All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope. Record holders may also vote electronically or telephonically by following the instructions on the proxy card. The Company’s transfer agent, which is tabulating votes cast for the meeting, will count the last vote received from a stockholder, whether delivered by telephone, proxy or ballot or electronically through the Internet. Any stockholder attending the meeting may vote in person even if he or she returned a proxy. However, if a stockholder’s shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in his or her name.

      Your vote is very important, regardless of the number of shares you own and whether or not you plan to attend the meeting. Please read the attached proxy statement carefully, complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope or follow the instructions on the proxy card to vote by telephone or electronically through the Internet. Returning your proxy card or voting by telephone or electronically through the Internet will ensure that your vote is counted if you later decide not to attend the meeting.

By Order of the Board of Directors of Packeteer, Inc.,

David C. Yntema
Secretary

Cupertino, California

April 22, 2003

PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL NO. 1:
ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
OPTION GRANTS IN FISCAL YEAR 2002
OPTION EXERCISES IN FISCAL YEAR 2002 AND FISCAL YEAR-END 2002 OPTION VALUES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EQUITY COMPENSATION PLAN INFORMATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
STOCK PRICE PERFORMANCE
EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
PROPOSAL 2:
APPROVAL OF CERTAIN PROVISIONS OF 1999 STOCK INCENTIVE PLAN
PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
AUDIT COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT ON FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

PACKETEER, INC.

10201 North De Anza Boulevard
Cupertino, CA 95014
(408) 873-4400

PROXY STATEMENT
2003 ANNUAL MEETING OF STOCKHOLDERS

       The enclosed Proxy is solicited on behalf of the Board of Directors (the “Board”) of Packeteer, Inc., a Delaware corporation (“Packeteer,” “Company,” “we,” “us,” and “our”) for use at the 2003 Annual Meeting of Stockholders (the “2003 Annual Meeting”) to be held on Wednesday, May 21, 2003 at 10:00 a.m., Pacific Standard Time, at the Hilton Garden Inn, 10741 North Wolfe Road, Cupertino, California 95014, or at any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of 2003 Annual Meeting of Stockholders. Packeteer’s principal executive offices are located at 10201 North De Anza Boulevard, Cupertino, California 95014. Packeteer’s telephone number at that location is (408) 873-4400.

      The Company intends to mail this proxy statement and accompanying proxy card on or about April 22, 2003 to all stockholders entitled to vote at the meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Share Ownership

      Stockholders of record at the close of business on April 4, 2003 (the “Record Date”) are entitled to notice of and to vote at the 2003 Annual Meeting. At the Record Date, 31,089,291 shares of the Company’s common stock (“Common Stock”) were issued and outstanding and held of record by approximately 400 stockholders.

Voting and Solicitation

      Each share of Common Stock outstanding on the Record Date is entitled to one vote. The required quorum for the transaction of business at the 2003 Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. For purposes of determining the presence of a quorum, abstentions and “broker non-votes” will be counted by the Company as present at the meeting. Abstentions will also be counted by the Company in determining the total number of votes cast with respect to a proposal (other than the election of directors). Broker non-votes will not be counted in determining the number of votes cast with respect to a proposal.

      A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans where the aggregate share reserve increase exceeds five percent of the issuer’s outstanding stock.

      The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile. In addition, Packeteer may retain the services of one or more firms to assist in the solicitation of proxies for an estimated fee of $8,000 plus reimbursement of expenses. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

Voting Electronically via the Internet or by Telephone

      Stockholders whose shares are registered in their own names may vote either by returning a proxy card or via the Internet or by telephone. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded. If you do not wish to vote via the Internet or telephone, please complete and return the proxy card in the self-addressed, postage paid envelope provided.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to Packeteer (attention: David C. Yntema, Secretary) at our principal offices a written notice of revocation or a duly executed proxy bearing a later date or by attending the 2003 Annual Meeting and voting in person.

Voting of Proxies

      All valid proxies received before the 2003 Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal.

Stockholder Proposals for 2003 Annual Meeting

      Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to have been included in our proxy materials for the 2003 Annual Meeting, the proposal must have been received by David C. Yntema, Secretary, Packeteer, Inc., at 10495 North De Anza Boulevard, Cupertino, California 95014, our principal executive offices, not later than December 19, 2002. As of December 19, 2002, the Company had not received any stockholder proposals to be voted on at the 2003 Annual Meeting.

      Stockholder business that is not included in our proxy materials for the 2003 Annual Meeting may be brought before the 2003 Annual Meeting so long as we receive notice of the proposal as specified by our bylaws, addressed to the Secretary at our new principal executive offices at 10201 North De Anza Boulevard, Cupertino, California 95014, not earlier than March 22, 2003 and no later than May 1, 2003. Should a stockholder proposal be brought before the 2003 Annual Meeting, however, our management proxyholders will be authorized by our proxy form for the 2003 Annual Meeting to vote for or against the proposal, in their discretion.

Stockholder Proposals for 2004 Annual Meeting

      For a stockholder proposal to be included our proxy materials for the 2004 Annual Meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 23, 2003.

      Stockholder business that is not intended for inclusion in our proxy materials for the 2004 Annual Meeting may be brought before the 2004 Annual Meeting so long as we receive notice of the proposal as specified by our bylaws, addressed to the Secretary at our principal executive offices, not earlier than sixty days prior to the date of the 2004 Annual Meeting and no later than twenty days prior to the date of the 2004 Annual Meeting. Should a stockholder proposal be brought before the 2004 Annual Meeting, however, our management proxyholders will be authorized by our proxy form for the 2004 Annual Meeting to vote for or against the proposal, in their discretion, if we do not receive notice of the proposal, addressed to the Secretary at our principal executive offices, prior to the close of business on March 8, 2004.

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

      Our Board is divided into three classes with staggered three-year terms. The number of directors is determined from time to time by the Board and currently consists of eight members. A single class of directors is elected each year at the annual meeting. Subject to transition provisions, each director elected at each such meeting will serve for a three-year term ending on the date of the third annual meeting after his election and until his successor has been elected and duly qualified. Stockholders may not cumulate votes in the election of directors.

      Three directors are to be elected at this 2003 Annual Meeting to serve until the 2006 Annual Meeting, and until their successors are elected and duly qualified. Management’s nominees for election by the stockholders to these positions are Dr. Hamid Ahmadi, L. William Krause and Peter Van Camp, each of whom is an incumbent director whose term expires on the date of the 2003 Annual Meeting. In the event any of these nominees is unable or unwilling to serve as a nominee, the proxies may be voted for any substitute nominee designated by the present Board or the proxyholders to fill such vacancy, or the Board may be reduced in accordance with our bylaws. The Board has no reason to believe that the persons named will be unable or unwilling to serve as nominees or as directors if elected.

      Set forth below is information concerning the ages and backgrounds of the nominees and the other incumbent directors:

Directors to be Elected at the 2003 Annual Meeting

      Dr. Hamid Ahmadi, age 49, was appointed to the Board of Directors of Packeteer in December 2000. Dr. Ahmadi is Vice President of the Global Network and IP Services Planning and Development Organization at AT&T Labs-Research in Florham Park, New Jersey, responsible for transport, optical, IP and data network services. Prior to his current position at AT&T, Dr. Ahmadi was Vice President and Chief Technology Architect, Internet and Networking Systems. Prior to joining AT&T in April 1998, he held various positions at IBM Corporation for over fifteen years, where he served as Director of Security and Networking Research at IBM T.J. Watson Research Center. Dr. Ahmadi is currently a Fellow of the Institute of Electrical and Electronics Engineers (IEEE). Dr. Ahmadi holds a B.S., an M.S. and Ph.D. in electrical engineering from Columbia University.

      L. William Krause, age 60, was appointed to the Board of Directors of Packeteer in March 2001. Mr. Krause has been Chairman of the Board and Chief Executive Officer of Caspian Networks, Inc., an Internet service provider, since April 2002. In addition, Mr. Krause has been President of LWK Ventures, a private investment company, since November 1998. From September 2001 to February 2002, Mr. Krause was Chairman and Chief Executive Officer of Exodus Communications, Inc., which he guided through Chapter 11 bankruptcy to a sale of assets of the company. From October 1991 to November 1998, he served as President, Chief Executive Officer and director of Storm Technology, Inc., a digital imaging company which filed for protection under federal bankruptcy laws in November 1998. Prior to joining Storm Technology, he served as President and Chief Executive Officer of 3Com Corporation, a global data networking company, from 1981 to 1990, and as its Chairman from 1987 to 1993 when he retired. Mr. Krause is a director of Pinnacle Systems, Inc. and Sybase, Inc. Mr. Krause holds a B.S. in electrical engineering, and received a honorary doctorate of science, from The Citadel.

      Peter Van Camp, age 47, was appointed to the Board of Directors of Packeteer in May 2001. Mr. Van Camp serves as Chief Executive Officer of Equinix, Inc., an Internet infrastructure services company. Prior to joining Equinix in May 2000, he served as President, Americas Region for UUNet, a division of WorldCom, Inc., an Internet services company, beginning in January 1997. From October 1982 until January 1997, Mr. Van Camp served as President and Vice President of Sales of CompuServe Network Services, the corporate data networking division of CompuServe, Inc., a network services company. Mr. Van Camp holds a B.S. in accounting with a concentration in computer science from Boston College.

Directors Whose Terms Expire in 2004

      Brett D. Galloway, age 39, a co-founder of Packeteer, has served as a Director of Packeteer since its inception. Mr. Galloway serves as Chief Executive Officer, President and director of Airespace, Inc., a networking equipment company. Prior to joining Airespace in November 2002, Mr. Galloway was our Vice President, Corporate Development from May 2000 to November 2002. Mr. Galloway also served as our Chief Operating Officer and as Vice President, Engineering from our inception to January 2001, as our Chief Financial Officer from our inception to January 1999, as our Interim Vice President, Engineering from July 2001 to September 2001, and as our Interim Chief Executive Officer from May 2002 through October 2002. Prior to founding Packeteer, Mr. Galloway served as Director of Engineering at Metricom, Inc. from November 1994 through February 1996 and as its Director of Software Engineering from October 1990 to November 1994. Mr. Galloway holds a B.S. and an M.S. in electrical engineering from Stanford University.

      Dave Côté, age 48, has served as President, Chief Executive Officer and director of Packeteer since October 2002. From April 1997 to October 2002, Mr. Côté served as Vice President of Worldwide Marketing and Communication ASSPs (Application-Specific Standard Products) for Integrated Device Technology, Inc., a semiconductor company. From January 1995 to November 1996, Mr. Côté served as Vice President of Marketing and Customer Support for ZeitNet Inc., which was acquired by Cabletron in 1996. From 1979 to 1995, he served in various marketing and sales positions, most recently as Director of Marketing at SynOptics, Inc. (now Nortel Networks). Mr. Côté holds an M.B.A. in business administration from California State University at Sacramento and a B.S. from the University of California at Davis.

Directors Whose Terms Expire in 2005

      Steven J. Campbell, age 61, has served as Chairman of the Board of Packeteer since its inception and served as Packeteer’s Chief Executive Officer from January 1996 through April 1996. Mr. Campbell was a founder of StrataCom, Inc., a network switching equipment company which was acquired by Cisco Systems in July 1996, where he was employed from January 1986 to June 1986 as Chief Executive Officer, and then from June 1986 to 1990 as Vice President of Engineering and Operations. He headed the PBX development at Rolm Communications, Inc., a telecommunications company, from 1978 through 1983 and held various positions at Intel Corporation, from 1972 through 1978. Mr. Campbell holds a B.S. in electrical engineering from Oregon State University and an M.S. in electrical engineering from Santa Clara University.

      Craig W. Elliott, age 42, has served as a director of Packeteer since April 1996. From April 1996 to May 2002, Mr. Elliott served as Chief Executive Officer and President of Packeteer, Inc. Prior to joining Packeteer, Mr. Elliott served as International General Manager of Apple Computer, Inc.’s Online Internet Division from January 1991 to March 1996. From November 1987 to May 1990, Mr. Elliott served as Apple’s Product Business Manager in charge of Networking and Communication Products. Mr. Elliott holds a B.S. from Iowa State University.

      Joseph A. Graziano, age 59, has served as a director of Packeteer since February 1996. From June 1989 to December 1995, Mr. Graziano was Executive Vice President and Chief Financial Officer of Apple Computer, Inc. and served as a director of Apple from June 1993 until October 1995. From May 1987 to June 1989, Mr. Graziano served as Chief Financial Officer of Sun Microsystems, Inc. From October 1981 to May 1985, he was Chief Financial Officer of Apple Computer, Inc. Mr. Graziano currently serves as a director of Pixar, Inc. Mr. Graziano holds a B.S. in accounting, received an honorary doctorate of business from Merrimack College and is a certified public accountant.

Board Meetings and Committees

      Our Board met nine times during the 2002 fiscal year, including six regularly scheduled board meetings and three special board meetings. The Board has an audit committee, a compensation committee and a nominating committee. During the last fiscal year, no director attended fewer than 75% of the total number of meetings of the Board and all of the committees of the Board on which they served, except for Mr. Van Camp who attended six of the meetings of the Board.

      From January 1, 2002 through July 17, 2002 the audit committee consisted of Messrs. Campbell, Graziano and Krause. On July 18, 2002, the audit committee was reorganized to consist of Messrs. Ahmadi, Campbell and Graziano, the Chairperson. The audit committee met four times during the 2002 fiscal year. The audit committee recommends the firm to be appointed as independent auditors to audit our financial statements, discusses the scope and results of the audit with the independent auditors, reviews with our management and the independent auditors our interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures and reviews the non-audit services to be performed by our independent auditors. The Board adopted and approved a revised charter for the audit committee in 2000, a copy of which was attached to our 2001 Proxy Statement. The Board has determined that all members of the audit committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers and under the proposed amendments to Rule 4200 and Rule 4350.

      From January 1, 2002 through July 17, 2002, the compensation committee consisted of Messrs. Graziano, Krause and Van Camp. On July 18, 2002, the compensation committee was reorganized to consist of Messrs. Krause, the Chairperson, and Van Camp. The compensation committee met five times during the 2002 fiscal year. The compensation committee reviews and recommends the compensation arrangements for our management and administers our equity incentive plans. The Board has determined that all members of the compensation committee are “independent” as that term is defined in the proposed amendments to Rule 4200 and Rule 4350 of the listing standards of the National Association of Securities Dealers.

      The nominating committee consisted of Messrs. Ahmadi and Campbell. The nominating committee did not meet during the 2002 fiscal year. The nominating committee recommends the nomination of candidates to serve on the Board. The nominating committee will consider nominees recommended by the Company’s stockholders submitted to the Company’s secretary prior to the date on which stockholder proposals must be received for inclusion in the Company’s proxy statement.

Director Compensation

      Our employee directors do not receive any compensation for their services as members of the Board of Directors. Beginning with any regularly scheduled Board meeting held on May 23, 2001 and through December 31, 2002, each non-employee Board member received $1,000 for each regularly scheduled Board meeting that such Board member attended. Beginning January 1, 2003, each non-employee Board member, who is an “independent director” as that term is defined by the National Association of Securities Dealers, will be paid a retainer of $4,000 per fiscal quarter, regardless of the number of Board meetings held or attended by the director during the quarter, and each non-employee Board member who is not an “independent director” will be paid a retainer of $1,500 per fiscal quarter, regardless of the number of Board meetings held or attended by the director during the quarter.

      In addition, under the Automatic Option Grant Program for non-employee directors as currently in effect under the Packeteer, Inc. 1999 Stock Incentive Plan (the “1999 Plan”), our non-employee directors are eligible to receive option grants as follows:

•	each individual who first joins the Board after May 22, 2002 as a non-employee director will be automatically granted, at the time of such initial election or appointment, an initial option to purchase 30,000 shares of our Common Stock, provided such person has not previously been in our employ; and

•	each incumbent non-employee director who is to continue to serve as a non-employee director after the date of each annual stockholders meeting, whether or not such individual is standing for re-election at that particular annual meeting, will be automatically granted, on the date of that annual meeting, an option to purchase 15,000 shares of our Common Stock.

      Each option granted to non-employee directors under the Automatic Option Grant Program has or will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date, and has or will have a maximum term of 10 years, subject to earlier termination should the optionee cease to serve as a Board member. Each option granted to a non-employee director under the Automatic Option Grant

Program is immediately exercisable for all the shares subject to the option, but any shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee’s cessation of Board service prior to vesting in those shares. The shares subject to each initial option grant will vest in a series of six successive equal semi-annual installments upon the optionee’s completion of each six months of Board service over the thirty-six month period measured from the date of grant. The shares subject to each option granted in connection with and on the date of an annual stockholders meeting will be subject to a two year vesting period whereby such annual option grants will vest in a series of two successive equal annual installments upon the optionee’s completion of each year of service as a Board member over the two year period measured from the option grant date. The shares subject to each option granted to a non-employee director under the Automatic Option Grant Program will immediately vest in full upon a change in control or ownership as described in the 1999 Plan or upon the optionee’s death or disability while a Board member.

      On May 22, 2002, the date of the 2002 Annual Meeting, the then non-employee Board members, Messrs. Ahmadi, Campbell, Graziano, Krause, and Van Camp, each received an automatic option grant for 15,000 shares of Common Stock. The exercise price per share in effect under each such option was $6.82, the fair market value per share of Common Stock on the grant date.

      Under the terms of indemnification agreements that we enter into with each of our directors, the Company is obligated to indemnify each director against certain claims and expenses for which the director might be held liable in connection with past or future service on the Board. In addition, the Company’s Certificate of Incorporation provides that, to the greatest extent permitted by the Delaware General Corporation Law, its directors shall not be liable for monetary damages for breach of fiduciary duty as a director.

Vote Required

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, which means that if the quorum requirements are met, the three nominees receiving the highest number of votes will be elected at the 2003 Annual Meeting. Unless otherwise instructed, the proxyholders will vote the proxies received by them “FOR” the nominees named above.

Recommendation of the Board

      The Board unanimously recommends that the stockholders vote “FOR” election of each of the nominees named above.

EXECUTIVE OFFICERS

      The executive officers of the Company and information concerning their ages and background as of April 10, 2003 are listed below:

Dave Côté	48	President, Chief Executive Officer and Director
Manuel R. Freitas	55	Vice President, Operations and Customer Support
Robert W. Hon	49	Vice President, Research and Development
Neil A. Sundstrom	50	Vice President, Worldwide Sales
David C. Yntema	58	Chief Financial Officer and Secretary

      Dave Côté has served as President, Chief Executive Officer and director of Packeteer since October 2002. From April 1997 to October 2002, Mr. Côté served as Vice President of Worldwide Marketing and Communication ASSPs (Application-Specific Standard Products) for Integrated Device Technology, Inc., a semiconductor company. From January 1995 to November 1996, Mr. Côté served as Vice President of Marketing and Customer Support for ZeitNet Inc., which was acquired by Cabletron in 1996. From 1979 to 1995, he served in various marketing and sales positions, most recently as Director of Marketing at SynOptics, Inc. (now Nortel Network). Mr. Côté holds an M.B.A. in business administration from California State University at Sacramento and a B.S. from the University of California at Davis.

      Manuel R. Freitas has served as Vice President, Operations and Customer Support at Packeteer since May 2000. Mr. Freitas served as an independent operations management consultant from April 1999 until May 2000. Previously, he served as Vice President of Customer Operations for Vividence Corporation, an Internet services company, from November 1999 to February 2000. From February 1990 to March 1999, Mr. Freitas served in various positions at Adobe Systems, Inc., including Vice President of Worldwide Customer Operations from October 1995 to March 1999, interim Vice President of Sales and Support for the Americas from April 1998 to November 1998 and Director of OEM and Developer Support from February 1990 to September 1995. Prior to joining Adobe, Mr. Freitas served in product management, field operations management, and sales management positions at Schlumberger Technologies, an integrated circuit and printed circuit board automatic test equipment company, from 1980 to 1989 and in field engineering and sales positions at General Electric Instrumentation and Communication Equipment Services from 1972 to 1979. Mr. Freitas served in the U.S. Air Force from 1968 to 1972. Mr. Freitas holds a B.A. in business administration from William Patterson College.

      Robert W. Hon, Ph.D. has served as Vice President, Research and Development since September 2001. Mr. Hon most recently served as Vice President of Research and Development at Certive, Inc., a small-business services company, from March 2000 to March 2001 and as a Vice President of Research and Development at Cadence Design Systems, an electronic design automation company, from June 1996 to March 2000. Prior to joining Cadence, he held a number of senior development positions at Apple Computer, Inc. from 1988 to 1996. Mr. Hon holds an M.S. and a Ph.D. in computer science from Carnegie-Mellon University and a B.S. in engineering and applied science from Yale University.

      Neil A. Sundstrom has served as Vice President, Worldwide Sales for Packeteer since June 1998. From September 1997 to May 1998, Mr. Sundstrom served as Vice President of International Sales for Packeteer. From October 1994 to September 1997, Mr. Sundstrom served as Vice President of Sales for 3Com Corporation’s Network Service Provider Division (known as Primary Access prior to its 1995 acquisition by 3Com). From January 1990 to September 1994, Mr. Sundstrom served as Intercontinental Area Manager for SynOptics Communications, Inc., a networking company. Mr. Sundstrom serves as a director of Perle Systems, a publicly held company. Mr. Sundstrom holds a B.A. in psychology from Simon Fraser University, British Columbia.

      David C. Yntema has served as Chief Financial Officer and Secretary of Packeteer since January 1999. From May 1994 through August 1998, Mr. Yntema served as Chief Financial Officer and Vice President, Finance and Administration of VIVUS, Inc., a pharmaceutical company. Prior to joining VIVUS, Mr. Yntema served as Chief Financial Officer for EO, Inc., a handheld computer company, MasPar

Computer Corporation, a massively parallel computer company, and System Industries, a storage subsystem company and has held a variety of other financial management positions. Mr. Yntema holds a B.A. in economics and business administration from Hope College, an M.B.A. from the University of Michigan and is a certified public accountant.

      Our officers are elected by the Board on an annual basis and serve until their successors have been duly elected and qualified.

      There are no family relationships among any of the directors or executive officers of the Company.

EXECUTIVE COMPENSATION

Executive Compensation

      The following table sets forth certain summary compensation information with respect to the compensation earned for services rendered to the Company for each of the last three fiscal years by its Chief Executive Officer and each of the four other most highly compensated executive officers whose salary and bonus for the fiscal year ended December 31, 2002 exceeded $100,000 (the “Named Executive Officers”). No executive officers who would have otherwise been included in such table have been excluded by reason of his or her termination of employment or change in executive status during that year.

Summary Compensation Table

						Long-Term
						Compensation

						Securities
		Annual Compensation				Underlying
						Options	All Other
Name and Principal Position	Year	Salary		Bonus(2)		Granted#)	Compensation(3)

Dave Côté(1)	2002	$70,577		$42,640		600,000	$206
President and Chief Executive Officer
Craig W. Elliott(4)	2002	203,516	(5)	37,781		—	219,963	(6)
President and Chief Executive Officer	2001	250,000		19,411		320,000	540
	2000	235,000		68,940		100,000	453
Brett D. Galloway(7)	2002	189,634		52,194	(8)	—	1,522	(9)
Interim Chief Executive Officer and	2001	190,000		8,361		130,000	356
Vice President, Corporate	2000	180,000		34,835		30,000	335
Development
Manuel R. Freitas(10)	2002	190,000		61,916		—	1068
Vice President, Operations and	2001	190,000		10,564		130,000	911
Customer Support	2000	109,846		12,928		100,000	535
Robert W. Hon(11)	2002	215,600		74,672		—	802
Vice President, Research and	2001	68,497		—		175,000	228
Development
Neil A. Sundstrom	2002	162,500		156,925	(12)	—	1,238
Vice President, Worldwide Sales	2001	162,500		82,349	(13)	135,000	474
	2000	145,000		150,547	(14)	30,000	432
David C. Yntema	2002	190,000		62,380		—	1,998
Chief Financial Officer	2001	190,000		8,316		130,000	1,703
	2000	180,000		32,710		30,000	1,599

(1)	Mr. Côté joined Packeteer in October 2002.

(2)	Figures for the 2002 fiscal year represent amounts earned during the 2002 fiscal year. See “Report of the Compensation Committee on Executive Compensation” for information concerning the determination and payment of bonuses.

(3)	Represents premiums paid for group term life insurance benefits, unless otherwise noted.

(4)	Mr. Elliott held the position of President and Chief Executive Officer from April 1996 until May 2002.

(5)	Includes (i) salary paid to Mr. Elliott while serving as our President and Chief Executive Officer and while on a medical leave of absence from May 14, 2002 through September 16, 2002, and (ii) accrued vacation paid to Mr. Elliott upon the termination of his employment. During fiscal year 2002, Mr. Elliott reimbursed us for $69,251 of this figure by transferring to us the disability payments received by him in connection with his medical leave of absence.

(6)	Represents (i) $2,000 paid to Mr. Elliott for his services as a non-employee director for the October and December 2002 regularly scheduled board meetings, (ii) $611 paid on behalf of Mr. Elliott for group term life insurance premiums, (iii) $217,352 in payments to Mr. Elliott in connection with the termination of his employment, of which $72,917 in aggregate was paid in semi-monthly installments during fiscal year 2002, $50,000 will be paid in a lump sum on February 2003 and $94,435 in aggregate to be paid in semi-monthly installments from January to May 14, 2003. Pursuant to the terms of his separation agreement with us, Mr. Elliott will reimburse us for approximately $45,759 of the $144,435 to be paid to him in fiscal year 2003 by transferring to us the disability payments received by him during the period. See “Employment Agreements and Termination of Employment and Change in Control Arrangements” for information concerning Mr. Elliott’s separation agreement.

(7)	Mr. Galloway held the position of Interim Chief Executive Officer from May 2002 through October 2002 and Vice President, Corporate Development from May 2000 to November 2002.

(8)	Includes $20,968 earned as a bonus while Mr. Galloway held the position of Interim Chief Executive Officer.

(9)	Represents amount paid to Mr. Galloway for his services as a non-employee director for the December 2002 regularly scheduled board meeting, and $522 paid on behalf of Mr. Galloway for group term life insurance premiums.

(10)	Mr. Freitas joined Packeteer in May 2000.

(11)	Mr. Hon joined Packeteer in September 2001.

(12)	Represents $46,859 in bonuses and $110,066 in commissions.

(13)	Represents $13,635 in bonuses paid in 2001 and $68,714 in commissions.

(14)	Represents $38,892 in bonuses paid in 2000 and $111,655 in commissions.

OPTION GRANTS IN FISCAL YEAR 2002

      The following table sets forth the specified information about the grants of options to purchase our Common Stock made during the 2002 fiscal year to the Named Executive Officers. Except with respect to Mr. Côté, no option grants were made to any of the Named Executive Officers during the 2002 fiscal year. No stock appreciation rights were granted to the Named Executive Officers during the 2002 fiscal year.

					Potential Realizable Value
	Number of	Percent of			at Assumed Annual Rates
	Securities	Total Options			of Price Appreciation
	Underlying	Granted to	Exercise		for Option Term(4)
	Options	Employees in	Price per	Expiration
Name	Granted(1)	Fiscal Year(2)	Share(3)	Date	5%	10%

Dave Côté	600,000	24.80%	$3.50	10/7/2012	$1,320,679	$3,346,859

(1)	This option was granted under the 1999 Plan and will vest and become exercisable in the following manner: 25% of the shares vest and are exercisable upon completion of twelve months of service measured from the date of grant (October 7, 2002) and the remainder of the shares in thirty-six equal monthly installments upon completion of each additional month of service thereafter. See “Employment Agreements and Termination of Employment and Change in Control Arrangements” for a description of the applicable acceleration features. The option has a ten-year term, subject to early termination following Mr. Côté’s cessation of service. See “Report of the Compensation Committee on Executive Compensation” for additional information.

(2)	Based on an aggregate of 2,419,575 options granted to employees, consultants and directors during the 2002 fiscal year, including 1,441,575 options granted on June 3, 2002 pursuant to the Company’s offer in November 2001 to exchange outstanding options to purchase Common Stock having an exercise price per share of $5.00 or more for replacement options.

(3)	The exercise price per share of the option was equal to the fair market value of the Common Stock on the date of grant as determined by the closing selling price as reported by the NASDAQ National Market.

(4)	Potential gains are net of exercise price, but before taxes associated with exercise. The potential realizable value is calculated based on the term of the option on the date of grant, which is ten years. It is calculated assuming that the fair market value of the Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. There can be no assurance provided to any executive officer or other holder of the Common Stock that the actual stock price appreciation over the ten-year option term will be at the assumed 5% or 10% levels or at any other defined level. Actual gains, if any, on stock option exercise are dependent on the future performance of our Common Stock, overall market conditions and the option holders’ continued employment through the vesting period. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from those option grants which were made to the Named Executive Officers with an exercise price equal to the fair market value of the Common Stock on the grant date.

OPTION EXERCISES IN FISCAL YEAR 2002 AND

FISCAL YEAR-END 2002 OPTION VALUES

      The following table sets forth information with respect to the Named Executive Officers concerning option exercises for the fiscal year ended December 31, 2002 and exercisable and unexercisable options held as of December 31, 2002. No stock appreciation rights were held by the Named Executive Officers at the end of the year.

			Number of Securities Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Shares		Fiscal Year-End		Fiscal Year-End(3)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable(2)	Exercisable	Unexercisable

Dave Côté	—	—	—	600,000	—	$2,016,000
Craig W. Elliott	30,000 (4)	$79,255	373,748	235,002	$772,157	335,043
Brett D. Galloway	44,000 (5)	102,460	78,707	94,584	107,365	152,293
Manuel R. Freitas	—	—	108,124	121,876	62,707	152,293
Robert W. Hon	—	—	54,687	120,313	101,718	223,782
Neil A. Sundstrom	19,531	43,970	70,415	99,794	71,456	161,046
David C. Yntema	130,000	101,235	69,686	100,314	78,819	171,546

(1)	Represents the difference between the aggregate fair market value of the purchased shares at the time of exercise and the aggregate exercise price paid for the shares.

(2)	Options vest and become exercisable in the following manner: 25% of the shares vest and are exercisable upon completion of twelve months of service measured from the date of grant and the remainder of the shares vest in thirty-six equal monthly installments upon completion of each additional month of service thereafter. See “Employment Agreements and Termination of Employment and Change in Control Arrangements” for a description of the applicable acceleration features.

(3)	Based on a market value of $6.86 per share, the closing selling price of the Common Stock as reported by the NASDAQ National Market on December 31, 2002, less the exercise price payable for those shares.

(4)	31,250 shares of unvested options granted under the 1996 Equity Incentive Plan held by Mr. Elliott were cancelled on September 16, 2002, the effective date of the termination of Mr. Elliott’s employment with Packeteer. However, any unvested options granted to Mr. Elliott under the 1999 Stock Incentive Plan shall continue to vest subject to the terms of the option grant so long as Mr. Elliott continues to serve as a director.

(5)	5,209 shares of unvested options granted under the 1996 Equity Incentive Plan held by Mr. Galloway were cancelled on November 19, 2002, the effective date of the termination of Mr. Galloway’s employment with Packeteer. However, any unvested options granted to Mr. Galloway under the 1999 Stock Incentive Plan shall continue to vest subject to the terms of the option grant so long as Mr. Galloway continues to serve as a director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the specified information regarding the beneficial ownership of the Common Stock as of March 18, 2003 of (i) each person known to Packeteer to beneficially own more than 5% of the Common Stock, (ii) each director or director nominee of Packeteer, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers of Packeteer as a group.

	Common Stock

	Number of
	Shares	Percent of
Name of Beneficial Owner	Beneficially Held	Class(1)

T. Rowe Price Associates, Inc.(2)	3,804,600	12.26
100 E. Pratt Street Baltimore, MD 21202
Brett D. Galloway(3)	1,692,341	5.44
Berkeley International Capital Limited(4)	1,662,069	5.36
6 Minden Place St. Helier Jersey, JE2 4WQ, Channel Islands
Craig W. Elliott(5)	892,750	2.84
Steven J. Campbell(6)	626,896	2.02
Joseph A. Graziano(7)	526,000	1.69
David C. Yntema(8)	182,291	*
Neil A. Sundstrom(9)	112,538	*
Manuel R. Freitas(10)	104,791	*
Robert W. Hon(11)	74,916	*
Dr. Hamid Ahmadi(12)	40,000	*
L. William Krause(13)	40,000	*
Peter Van Camp(14)	40,000	*
Dave Côté	0	*

All directors and officers as a group (12 persons)(15)	4,332,523	13.55

*	Less than 1%.

(1)	As of March 18, 2003, we had outstanding 31,028,686 shares of Common Stock. The persons named in this table have sole voting power with respect to all shares of Common Stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock, which that person could purchase by exercising outstanding options and options that will become exercisable within 60 days of March 18, 2003, including any outstanding options which are immediately exercisable, are deemed outstanding for the purpose of computing the percentage ownership of that person. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each person listed on the table is c/o Packeteer, Inc., 10201 N. De Anza Boulevard, Cupertino, California 95014.

(2)	Based on a Schedule 13G/ A filed with the Securities and Exchange Commission on February 7, 2003.

(3)	Includes 78,750 shares of Common Stock issuable upon exercise of exercisable and vested options within 60 days of March 18, 2003. Includes 120,000 shares held by the Galloway Family 2000 Charitable Remainder Unitrust, of which Mr. Galloway is a co-trustee and 1,493,591 shares held by the Brett and Michelle Galloway Revocable Living Trust, of which Mr. Galloway and his wife are co-trustees.

(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 4, 2003.

(5)	Includes 358,750 shares of Common Stock issuable upon exercise of exercisable and vested options within 60 days of March 18, 2003. Includes 70,000 shares held by the Elliott Children’s Trust for the benefit of Mr. Elliott’s minor children of which Wells Fargo is Trustee.

(6)	Includes 600,896 shares held by the Steven J Campbell Rev Trust DTD 5/22/2000, of which Mr. Campbell is trustee and 26,000 shares of Common Stock issuable upon exercise of immediately exercisable options held by Mr. Campbell, of which 11,000 will be vested within 60 days of March 18, 2003.

(7)	Includes 26,000 shares of Common Stock issuable upon exercise of immediately exercisable options held by Mr. Graziano, of which 11,000 will be vested within 60 days of March 18, 2003.

(8)	Includes 105,000 shares held by the David C. Yntema Trust, of which Mr. Yntema is Trustee and 77,291 shares of Common Stock issuable upon exercise of exercisable and vested options within 60 days of March 18, 2003.

(9)	Includes 86,771 shares of Common Stock issuable upon exercise of exercisable and vested options within 60 days of March 18, 2003. Includes 1,000 shares held by Neil Sundstrom, as Custodian under the California Uniform Transfers to Minors Act, for the benefit of Eric John Sundstrom and Lee Roland Sundstrom until age 18.

(10)	Includes 104,791 shares of Common Stock issuable upon exercise of exercisable and vested options within 60 days of March 18, 2003.

(11)	Includes 72,916 shares of Common Stock issuable upon exercise of exercisable and vested options within 60 days of March 18, 2003.

(12)	Includes 40,000 shares of Common Stock issuable upon exercise of immediately exercisable options, of which 17,001 shares will be vested within 60 days of March 18, 2003.

(13)	Includes 40,000 shares of Common Stock issuable upon exercise of immediately exercisable options, of which 17,001 shares will be vested within 60 days of March 18, 2003.

(14)	Includes 40,000 shares of Common Stock issuable upon exercise of immediately exercisable options, of which 17,001 shares will be vested within 60 days of March 18, 2003.

(15)	Includes 951,269 shares of Common Stock issuable upon exercise of exercisable options, of which 852,272 shares will be vested within 60 days of March 18, 2003.

EQUITY COMPENSATION PLAN INFORMATION

      We currently maintain three compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the 1999 Stock Incentive Plan (“1999 Plan”) and the 1999 Employee Stock Purchase Plan (the “1999 ESPP”), each of which have been approved by stockholders. In addition, certain nonstatutory stock options granted under individual arrangements, which have not been approved by stockholders remain outstanding. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans and individual arrangements as of December 31, 2002:

	Number of shares to		Number of shares remaining
	be issued upon	Weighted-average	available for future issuance under
	exercise of	exercise price of	equity compensation plans
	outstanding options,	outstanding options,	(excluding shares reflected in
	warrants and rights	warrants and rights	column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	5,054,576	8.72	3,586,124 (1)
Equity compensation plans not approved by stockholders(2)	60,583	1.12	—
Total	5,115,159		3,586,124

(1)	Includes 1,777,495 shares that are reserved for issuance under the 1999 ESPP. The shares that are reserved for issuance under the 1999 Plan and under the 1999 ESPP are subject to automatic increase on January 1 of each year by a number of shares equal to 5% and 2%, respectively, of our outstanding shares as of the close of business on December 31 of the preceding calendar year.

(2)	Consists of nonstatutory stock options that remain outstanding under 5 individual arrangements. All of these options were granted before our initial public offering in July 1999. They have terms of ten years and are presently exercisable.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      It is the duty of the compensation committee to review and determine the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer, and to establish the general compensation policies for such individuals. The compensation committee also has the sole and exclusive authority to make discretionary option grants to the Company’s executive officers under the Company’s 1999 Plan.

      The compensation committee believes that the compensation programs for the Company’s executive officers should reflect the Company’s performance and the value created for the Company’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company’s success. The Company is engaged in a very competitive industry, and the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

      General Compensation Policy. The compensation committee’s policy is to provide the Company’s executive officers with compensation opportunities which are:

•	based upon their personal performance, the financial performance of the Company and their contribution to that performance; and

•	competitive enough to attract and retain highly skilled individuals.

Each executive officer’s compensation package is comprised of three elements:

•	base salary that is competitive with the market and reflects individual performance;

•	annual variable incentive bonuses payable in cash and tied to the Company’s achievement of annual financial performance goals; and

•	long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company’s stockholders.

As an officer’s level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the Company’s financial performance and stock price appreciation rather than base salary.

      The Company retains the services of an independent compensation consulting firm to advise the compensation committee as to how the Company’s executive compensation levels compare to those of other companies within and outside of the industry.

      Factors. The principal factors that were taken into account in establishing each executive officer’s compensation package for the 2002 fiscal year are described below. However, the compensation committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

      Base Salary. In setting base salaries, the compensation committee reviewed published compensation survey data for its industry. The compensation committee also reviewed detailed compensation data incorporated into the proxy statements of fourteen companies it had identified as comparable by industry that was compiled and analyzed by the consulting firm. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the compensation committee. Each executive officer’s base salary is adjusted each year on the basis of:

•	the compensation committee’s evaluation of the officer’s personal performance for the year;

•	the competitive marketplace for persons in comparable positions; and

•	the Company’s performance and profitability.

      Annual Incentives. The annual incentive bonus for the Chief Executive Officer and the other executive officers is based on a percentage of each officer’s base pay adjusted to reflect the actual financial performance of the Company and the attainment of the officer’s individual goals. For purposes of the determination of executive bonuses, the Company’s financial performance is measured in terms of revenue and profit as compared to plan. If earned, bonuses are paid semi-annually. Commissions paid to Mr. Sundstrom, Vice President of Worldwide Sales, are not part of this annual incentive bonus program.

      Long Term Incentives. Generally, stock option grants are made annually by the compensation committee to each of the Company’s executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Common Stock at a fixed price per share (the fair market value on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in a series of installments over a 4-year period, contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period, and then only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the compensation committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The compensation committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The compensation committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

      CEO Compensation. Mr. Craig Elliott resigned his position as the Company’s Chief Executive Officer in May 2002. Mr. Brett Galloway was appointed as Interim Chief Executive Officer in May 2002 and held that position until Mr. Dave Côté was appointed as the Company’s Chief Executive Officer on October 7, 2002. The compensation paid to each of the above-named individuals for the fiscal year 2002 is shown in the summary compensation table included above. In setting the total compensation payable to the Company’s Chief Executive Officer for the 2002 fiscal year, the compensation committee sought to make that compensation competitive with the compensation paid to the chief executive officers of the companies in the surveyed group, while at the same time assuring that a significant percentage of compensation was tied to Company performance and stock price appreciation. With respect to Mr. Côté’s base salary for the 2002 fiscal year, the objective of the compensation committee was to be competitive with the base salary levels in effect for chief executive officers in similar companies and industries and to provide him with a level of stability and certainty each year and not have this particular component of compensation effected to any significant degree by Company performance factors. For the 2002 fiscal year, Mr. Côté’s base salary was approximately at the median of the base salary levels of other chief executive officers at the surveyed companies. Mr. Côté’s annual incentive bonus, however, was primarily dependent upon corporate performance. The compensation committee awarded stock options consistent with newly hired CEO’s in companies at a similar stage and size to Mr. Côté in 2002 fiscal year in order to provide him with an equity incentive to contribute to the financial success of the Company. The options will have value for Mr. Côté only if he remains employed by the Company during the vesting period, and then only if the market price of the underlying option shares appreciates over the market price in effect on the date the grant was made.

      Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or to any of the four other most highly compensated officers of a publicly held company. However, under applicable tax regulations, this deduction limit generally does not apply to compensation realized under a plan in existence prior to a company’s initial public offering until the first meeting of stockholders at which directors are to be elected held after the close of the third calendar year following the calendar year of the initial public offering. Accordingly, we believe that compensation realized in connection with options granted under the 1999 Plan prior to the 2003 Annual Meeting will not be subject to the deduction limit. Following the 2003 Annual Meeting, only compensation realized in connection with awards granted under the 1999 Plan that qualifies as performance-based compensation will be excluded from the deduction limit. For this reason, the Company is requesting that the stockholders approve at the 2003 Annual Meeting certain provisions of the 1999 Plan intended to qualify as performance-based compensation that may be realized by the Company’s executive officers in connection with stock options, stock appreciation rights and certain stock issuance awards granted under the 1999 Plan. Non-performance based compensation paid to the executive officers for the 2002 fiscal year did not exceed the $1 million limit per officer. Because it is unlikely that the cash compensation payable to any of the executive officers in the foreseeable future will approach the $1 million limit, the compensation committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the executive officers. The compensation committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

      It is the opinion of the compensation committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company’s performance and the interests of the Company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

L. William Krause, Chairperson
Peter Van Camp

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      From January 1, 2002 through July 17, 2002, the compensation committee consisted of Messrs. Graziano, Krause and Van Camp. After July 17, 2002, the compensation committee of the Board consisted of Messrs. Krause and Van Camp. None of the members of the compensation committee in the 2002 fiscal year are, or have ever been, employees or officers of the Company.

      No current executive officer of the Company has ever served as a member of the board or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Board or compensation committee.

STOCK PRICE PERFORMANCE

      The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the NASDAQ National Market Composite Index and the Standard and Poors 500 Index for the period commencing July 28, 1999, the date of our initial public offering, and ending on December 31, 2002. The past performance of our Common Stock is no indication of future performance.

Comparison of Cumulative Total Return From July 28, 1999 through December 31, 2002(1):

Packeteer, Inc., NASDAQ National Market Composite Index and S&P 500 Index

	7/28/1999	12/31/1999	12/29/2000	12/31/2001	12/31/2002

Packeteer, Inc.	$100	250	44	26	24
NASDAQ National Market Composite Index	$100	151	91	72	49
S&P 500 Index	$100	108	97	84	64

(1)	The graph assumes that $100 was invested in the Company at the closing price on July 28, 1999, in our Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on the Common Stock.

EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

      We do not presently have any employment contracts in effect with any of the executive officers named in the summary compensation table above except with respect to Mr. Côté, our current Chief Executive Officer. We provide incentives such as salary, benefits and option grants to attract and retain qualified employees.

      The employment agreement with Mr. Côté, our Chief Executive Officer, provides for the payment to Mr. Côté of a starting annual salary and annual bonus, subject to change at the discretion of the Board or the Compensation Committee of the Board. The agreement also provides that Mr. Côté’s employment is “at will”, and may be terminated by us at any time with or without cause. In the event that the Company terminates Mr. Côté’s employment without cause prior to a change in control, Mr. Côté shall continue to receive his monthly salary for a period of (i) six months, if terminated prior to the 12-month anniversary of his employment with Packeteer; or (ii) twelve months, if terminated after the 12-month anniversary of his employment with Packeteer. In the event that, within twelve months following the date of a change in control, Mr. Côté’s employment with us is either terminated by us without cause or by Mr. Côté due to a substantial diminution in duty, Mr. Côté shall receive his then current base salary as a severance payment for a period of twelve months. Pursuant to the agreement, Mr. Côté was also granted an option under our 1999 Plan to purchase 600,000 shares of our Common Stock. See “Option Grants in Fiscal Year 2002” for more information concerning this grant. In the event of a change of control following which Mr. Côté is not the Chief Executive Officer and President of the surviving entity of such transaction, any unvested option shares then held by Mr. Côté would accelerate and become vested in the following increments: (i) 25% of any unvested option shares then held by Mr. Côté and granted to Mr. Côté within 12 months of the closing date of such a change of control transaction, shall become vested and exercisable; (ii) 50% of any unvested option shares then held by Mr. Côté and granted to Mr. Côté within the period beginning 24 months prior to the closing date of such a change of control transaction and ending 12 months prior to such date, shall become vested and exercisable; and (iii) 100% of any unvested option shares then held by Mr. Côté and granted to Mr. Côté during any period more than 24 months prior to the closing date of such a change of control transaction, shall become vested and exercisable.

      In the event of a change of control, Mr. Yntema, our Chief Financial Officer, will receive his base salary and bonus for one year.

      We entered into a separation agreement with Mr. Elliott in May 2002 that provides for payment to Mr. Elliott of the base salary he earned as our Chief Executive Officer through May 14, 2003 less (i) applicable deductions and withholdings and (ii) any disability payments received by Mr. Elliott during the period. Additionally, the agreement provides that Mr. Elliott is entitled to the 2002 bonus he earned during the period in which he served as our Chief Executive Officer along with an additional payment of $50,000 payable in February 2003. Pursuant to the agreement, options held by Mr. Elliott that were granted under the 1999 Stock Incentive Plan will continue to vest as long as Mr. Elliott remains an active member of Packeteer’s Board of Directors. However, the unvested portion of the option held by Mr. Elliott that was granted under the 1996 Equity Incentive Plan was cancelled as of Mr. Elliott’s employment separation date of September 16, 2002 and the vested portion of that option will remain exercisable until September 16, 2003.

      Options granted to the executive officers named in the summary compensation table under our 1999 Plan are or will be subject to the following provisions in the event of a change in control of the Company:

•	Each outstanding option granted under the Discretionary Option Grant Program will automatically vest in full, unless it is assumed or otherwise continued in effect by the successor corporation or replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout in accordance with the same vesting schedule in effect for those option shares; and

•	All unvested shares of our Common Stock that were issued upon exercise of options granted under the Discretionary Option Grant and Stock Issuance Programs and which are outstanding at the time of the change of control will automatically vest in full, unless the Company’s repurchase rights with respect to those shares are assigned to the successor corporation or otherwise continued in effect; and

•	The shares subject to each option under the Salary Investment Option Grant will automatically vest in full and become fully exercisable.

      In addition, the compensation committee, as administrator of our 1999 Plan, has or will have, under the terms of those plans, complete discretion to grant options under the Discretionary Option Grant Program with terms that provide that such options will become automatically exercisable and vested in full in the event the optionee’s service with the Company or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction in which those options are assumed or otherwise continued in effect. Furthermore, under the terms of our 1999 Plan, the compensation committee has or will have the discretion to grant options under the Discretionary Option Grant Program with terms that provide that such options will automatically vest in full upon a change in control, whether or not the options are to be assumed or otherwise continued in effect.

      Under the 1999 Plan, a change in control will be deemed to occur upon (i) an acquisition of the Company by merger or asset sale, (ii) the successful completion of a tender offer for more than 50% of the Company’s outstanding voting stock or (iii) a change in the majority of the Board effected through one or more contested elections for Board membership.

      All options granted under the Packeteer, Inc. 1996 Equity Incentive Plan (the “1996 Plan”) provided that upon certain mergers or other changes in control of the Company, the shares subject to the option will automatically vest as if the holder had held the option for twice the amount of time as he or she actually has held the option, but any unexercised options will terminate upon such closing unless assumed by the successor entity. However, the compensation committee has the discretion to extend the acceleration provisions of the 1999 Plan to options outstanding under the 1996 Plan.

PROPOSAL 2:

APPROVAL OF CERTAIN PROVISIONS OF 1999 STOCK INCENTIVE PLAN

      Our stockholders have previously approved the Packeteer, Inc. 1999 Stock Incentive Plan (the “1999 Plan”), under which employees, consultants and members of the Board of Directors may be granted options and other rights to acquire shares of Common Stock. The stockholders now are being asked to approve certain provisions of the 1999 Plan solely for the purpose of preserving our ability to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with certain awards that may be granted in the future under the 1999 Plan.

      Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or to any of the four other most highly compensated officers of a publicly held company. However, certain types of compensation, including performance-based compensation, are generally excluded from this limit. To enable compensation in connection with stock options, stock appreciation rights and certain stock issuance awards granted following the 2003 Annual Meeting under the 1999 Plan to qualify as “performance-based” within the meaning of Section 162(m), the grant of such awards must be made by a compensation committee of the Board comprised solely of two or more “outside directors,” as defined by Section 162(m), the compensation an employee could receive in connection with such awards must be based solely on an increase in the value of the Common Stock after the date of grant, and the 1999 Plan must state the maximum number of shares for which such awards may be granted to any employee during a specified period. In addition, compensation related to such awards will qualify as performance-based only if the stockholders approve the class of employees eligible to receive such awards and the limit on the maximum number of shares for which such awards may be granted to an employee.

      The Board of Directors believes that it is in the best interests of the Company and its stockholders to continue to preserve the ability of the Company to deduct in full compensation related to stock options, stock appreciation rights and certain stock issuance awards granted under the 1999 Plan. Therefore, solely for the purpose of qualifying such compensation as performance-based under Section 162(m) of the Code, the stockholders are asked to approve the following provisions of the 1999 Plan (the “Section 162(m) Qualifying Provisions”):

•	All employees of the Company or any parent or subsidiary corporation of the Company are eligible to be granted stock options, stock appreciation rights and direct stock issuance awards under the 1999 Plan.

•	No participant may receive under the 1999 Plan options, separately exercisable stock appreciation rights and direct stock issuances for more than 750,000 shares of Common Stock in the aggregate per calendar year, provided that this limit will be appropriately adjusted for stock splits, stock dividends and similar changes to the Company’s capital structure.

Summary of the 1999 Plan

      The following is a summary of the principal features of the 1999 Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Company at 10201 North De Anza Boulevard, Cupertino, California 95014.

      Equity Incentive Programs Authorized. The 1999 Plan consists of five separate equity incentive programs: (i) the Discretionary Option Grant Program, (ii) the Stock Issuance Program, (iii) the Salary Investment Option Grant Program, (iv) the Automatic Option Grant Program for non-employee Board members and (v) the Director Fee Option Grant Program. The principal features of each program are described below.

      Authorized Shares. Currently, a maximum of 9,686,720 of the authorized but unissued or reacquired shares of Common Stock may be issued under the 1999 Plan. This share reserve consists of (i) the 3,845,917 shares of Common Stock initially reserved for issuance under the 1999 Plan (including the shares of

Common Stock subject to the outstanding options under the predecessor 1996 Equity Incentive Plan (the “1996 Plan”) which have been transferred to the 1999 Plan) plus (ii) the additional 1,340,000, 1,473,311, 1,497,551 and 1,529,941 shares added to the reserve pursuant to the automatic share increase provisions of the 1999 Plan on January 3, 2000, January 2, 2001, January 2, 2002 and January 2, 2003, respectively. The number of shares authorized for issuance under the 1999 Plan will automatically increase on the first trading day of each subsequent calendar year during the term of the 1999 Plan by an amount equal to 5% of the total number of shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 3,000,000 shares.

      As of March 18, 2003, options to purchase 5,349,526 shares remained outstanding and 2,714,923 shares remained available for future grant. Shares subject to any outstanding options under the 1999 Plan (including options transferred from the 1996 Plan) which expire or otherwise terminate prior to exercise in full will be available for subsequent issuance under the 1999 Plan. Unvested shares issued under the 1999 Plan that we subsequently repurchase at their original purchase price pursuant to the Company’s purchase rights under the 1999 Plan will also become available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the 1999 Plan will not be available for reissuance.

      To enable compensation received in connection with options, stock appreciation rights and certain stock issuance awards granted under the 1999 Plan to qualify as “performance-based,” within the meaning of Section 162(m) of the Code, the 1999 Plan limits the size of such awards. Under this limit, no participant may receive under the 1999 Plan in any calendar year options, separately exercisable stock appreciation rights and direct stock issuances for more than 750,000 shares of Common Stock in the aggregate.

      In the event any change is made to the outstanding shares of Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1999 Plan, (ii) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the 1999 Plan in any calendar year, (iii) the number and/or class of securities for which options are to be granted under the Automatic Option Grant Program, (iv) the number and/or class of securities and the exercise price per share under each option outstanding under the 1999 Plan (including options transferred from the 1996 Plan to the 1999 Plan) and (v) the maximum number and/or class of securities by which the share reserve under the 1999 Plan is to increase automatically each year. Such adjustments will be effected in a manner to preclude any dilution or enlargement of benefits under the 1999 Plan or the outstanding options.

      Administration. The 1999 Plan is administered by the Board of Directors or a committee of the Board, which, in the case of awards intended to qualify for performance-based compensation treatment under Section 162(m), must be comprised solely of two or more “outside directors” within the meaning of Section 162(m). The compensation committee of the Board has the exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to the grant of stock options, stock appreciation rights and stock issuance awards to executive officers and non-employee Board members and also has the authority to grant such awards under those programs to all other eligible individuals. However, the Board has appointed a secondary committee of one Board member to have separate but concurrent authority to grant awards under those two programs to individuals other than executive officers and non-employee Board members. The compensation committee also has complete discretion to select the individuals who are to participate in the Salary Investment Option Grant Program, but all grants made to the selected individuals will be governed by the express terms of that program. Neither the Board nor any committee will exercise any administrative discretion under the Automatic Option Grant or Director Fee Option Grant Programs. All grants under those programs will be made in compliance with the express provisions of such programs. The term “plan administrator,” as used in this summary, will mean the Board, the compensation committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative authority under the 1999 Plan.

      Eligibility. Employees (including officers), non-employee Board members and consultants of the Company or of any parent or subsidiary of the Company will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Executive officers and other highly compensated employees are also eligible to participate in the Salary Investment Option Grant Program. Participation in the Automatic Option Grant and Director Fee Option Grant Programs is limited to the non-employee members of the Board. While any eligible person may be granted a nonstatutory stock option, only employees may be granted incentive stock options qualifying under Section 422 of the Code. As of March 18, 2003, 202 employees, including 5 executive officers, and 7 non-employee Board members were eligible to participate in the 1999 Plan.

      Discretionary Option Grant Program. Subject to the terms of the 1999 Plan, the plan administrator determines, in its discretion, which eligible individuals are to be granted options under the Discretionary Option Grant Program, the time of grant, the number of shares subject to each option, whether an option is intended to be an incentive stock option or a nonstatutory stock option, the exercise price, the vesting provisions (if any), the time of expiration of the option, and all other terms and conditions of the options.

      Each option granted under the 1999 Plan will be evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 1999 Plan. Options granted under the Discretionary Option Grant Program will have an exercise price per share not less than 100% of the fair market value of a share of Common Stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company (a “10% Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. The fair market value per share of Common Stock on any relevant date under the 1999 Plan is deemed to be equal to the closing selling price per share on that date on the Nasdaq National Market. On March 18, 2003, the fair market value per share of Common Stock determined on such basis was $9.60.

      The shares subject to each option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, one or more options may be immediately exercisable for any or all of the option shares, which will remain subject to repurchase by the Company at their original exercise price if the optionee’s service terminates before the shares vest. No option will have a term in excess of ten years, provided that an incentive stock option granted to a 10% Stockholder must have a term not exceeding five years. Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent vested. The plan administrator, in its discretion, may extend the exercise period following the optionee’s cessation of service and/or accelerate the exercisability or vesting of such options in whole or in part.

      The 1999 Plan provides that the option exercise price may be paid in cash or by check, by tender to the Company of shares of Common Stock owned by the optionee for the requisite period necessary to avoid a charge to the Company’s earnings for financial reporting purposes and valued at fair market value on the exercise date, or by means of irrevocable instructions to a brokerage firm assigning to the Company out of the proceeds of an immediate sale of purchased shares an amount sufficient to pay the exercise price and all applicable income and employment taxes required to be withheld by the Company.

      The plan administrator is authorized to issue tandem stock appreciation rights under the Discretionary Option Grant Program, which provide the holder with the right, subject to the approval of the plan administrator, to surrender an option to the Company in exchange for a payment equal to the excess of (i) the fair market value of the vested shares subject to the surrendered option over (ii) the aggregate exercise price payable for those shares. Such payment may, at the discretion of the plan administrator, be made in cash or in shares of Common Stock.

      The plan administrator will also have the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options transferred from the 1996 Plan) in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

      Salary Investment Option Grant Program. The plan administrator may, in its discretion, implement the Salary Investment Option Grant Program for one or more calendar years and select the executive officers and other highly compensated employees who may participate in the program. To participate, a selected individual must, prior to the start of the calendar year of participation, file with the plan administrator an irrevocable authorization directing the Company to reduce his or her base salary for the upcoming calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files an election will automatically be granted a nonstatutory option on the first trading day in January of the calendar year for which that salary reduction is to be in effect.

      The number of shares subject to each such option will be determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date, and the exercise price will be equal to one-third of the fair market value per share on the grant date. As a result, the aggregate excess of the fair market value on the grant date of the shares subject to option over their aggregate exercise price will equal the amount by which the optionee’s salary is to be reduced for the calendar year. The option will become exercisable in a series of twelve successive equal monthly installments upon the optionee’s completion of each month of service in the calendar year for which such salary reduction is in effect and will become immediately exercisable for all the option shares upon certain changes in ownership or control of the Company. Each option will remain exercisable for any vested shares until the earlier of (i) the expiration of the ten-year option term or (ii) the end of the three-year period measured from the date of the optionee’s cessation of service. All other terms of options granted under the Salary Investment Option Grant Program are the same as the terms of options granted under the Discretionary Option Grant Program.

      Stock Issuance Program. Subject to the terms of the 1999 Plan, the plan administrator determines, in its discretion, which eligible individuals are to be granted share issuance awards under the Stock Issuance Program, the time of grant, the number of shares subject to each award and the vesting provisions (if any) of the award. Shares issued under the Stock Issuance program will be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the 1999 Plan. The purchase price per share will not be less than the fair market value per share of Common Stock on the date of issuance. Shares may be issued upon payment of the purchase price in cash or by check, or in exchange for non-monetary consideration in the form of past services rendered to the Company or any parent or subsidiary corporation.

      Shares issued under the Stock Issuance Program may be fully and immediately vested or may vest in one or more installments based upon the participant’s continued service or the attainment of specified performance objectives. However, the plan administrator has the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

      Automatic Option Grant Program. The Automatic Option Grant Program provides for the automatic grant of nonstatutory stock options to members of the Board of Directors who are not employees of the Company or of any parent or subsidiary of the Company. It is intended to qualify as a “formula plan” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. Upon initial election or appointment to the Board, each director not previously or currently employed by the Company or any parent or subsidiary will be granted an option for 30,000 shares of Common Stock. On the day of each annual meeting of stockholders, each individual who is to continue to serve as a non-employee Board member will be granted an option to purchase 15,000 shares of Common Stock. The shares subject to each initial option will vest in a series of 6 successive equal semi-annual installments upon the optionee’s completion of each 6-month period of Board service over the 36-month period measured from the grant date. The shares subject to each annual option will vest in two equal annual installments upon the optionee’s completion of each year of service over the two-year period measured from the option grant date. Each initial and annual option will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee’s cessation of Board service. Options granted under the Automatic Option Grant Program will be immediately exercisable for all of the option shares. However, any such shares remaining unvested at the time of an optionee’s cessation of Board service will be subject to repurchase by the Company at their original exercise price.

      The shares subject to each option granted under the Automatic Option Grant Program will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee’s death or disability while a Board member. Following the optionee’s cessation of Board service for any reason, the option will remain exercisable for a 12-month period to the extent vested at the time of cessation of Board service. All other terms of options granted under the Automatic Option Grant Program are the same as the terms of options granted under the Discretionary Option Grant Program.

      Director Fee Option Grant Program. The plan administrator may, in its discretion, implement the Director Fee Option Grant Program for one or more calendar years. If the program is implemented, each non-employee Board member may elect, prior to the start of each calendar year, to apply all or any portion of any annual retainer fee otherwise payable in cash for his or her Board service for that year to the acquisition of an option under the program. Each non-employee Board member who makes an election will automatically be granted a nonstatutory option on the first trading day in January in the calendar year for which such an election is in effect.

      The number of shares subject to each such option will be determined by dividing the amount of the retainer fee reduction by two-thirds of the fair market value per share of Common Stock on the grant date, and the exercise price will be equal to one-third of the fair market value per share on the grant date. As a result, the aggregate excess of the fair market value on the grant date of the shares subject to the option over their aggregate exercise price will equal the amount by which the optionee’s annual retainer fee is reduced for the calendar year. The option will become exercisable in a series of twelve successive equal monthly installments upon the optionee’s completion of each month of Board service in the calendar year for which the annual retainer fee reduction election is in effect and will become immediately exercisable for all of the option shares upon certain changes in control or ownership of the Company or upon the optionee’s death or disability while a Board member. Each option granted under the program will remain exercisable for vested shares until the earlier of (i) the expiration of the ten-year option term or (ii) the expiration of the three-year period measured from the date of the optionee’s cessation of Board service. All other terms of options granted under the Director Fee Option Grant Program are the same as the terms of options granted under the Discretionary Option Grant Program.

      Change in Control. For the purposes of the 1999 Plan, a change in control will be deemed to occur upon (i) an acquisition by any person of securities possessing more than 50% of the total combined voting power of Company’s outstanding securities pursuant to a tender or exchange offer made directly to the stockholders; (ii) a change in the majority of the Board over a period of 36 consecutive months or less effected through one or more contested elections for Board membership; (iii) a merger or consolidation in which securities possessing more than 50% of the total combined voting power of Company’s outstanding securities are transferred to persons different from the persons holding such securities immediately prior to the transaction; or (iv) a sale of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company.

      If a change in control occurs, each option outstanding under the Discretionary Option Grant Program will automatically vest in full, unless assumed by the successor corporation or replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payment of that spread in accordance with the same vesting schedule in effect for those option shares. In addition, all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company’s repurchase rights with respect to those shares are to be assigned to the successor corporation or such accelerated vesting is precluded by the plan administrator at the time the shares are issued.

      The plan administrator may grant one or more options under the Discretionary Option Grant Program providing for immediate vesting upon a change in control, whether or not the options are to be assumed. The plan administrator may also grant stock issuance awards under the Stock Issuance Program that will immediately vest upon a change in control. The shares subject to each option granted under the Salary

Investment Option Grant, Automatic Option Grant and Director Fee Option Grant Programs will immediately vest upon any change in control.

      The plan administrator may grant one or more options under the Discretionary Option Grant Program which will become exercisable in full if the optionee’s service with the Company or the successor entity is terminated (actually or constructively) within a designated period following a change in control in which those options are assumed. The vesting of shares outstanding under the Stock Issuance Program may also accelerate upon similar terms and conditions.

      The plan administrator may grant limited stock appreciation rights under the Discretionary Option Grant Program to one or more officers or non-employee Board members in connection with their option grants, and each option granted under the Salary Investment Option Grant, Automatic Option Grant and Director Fee Option Grant Programs will automatically include such limited stock appreciation rights. Upon the successful completion of a tender or exchange offer for more than 50% of the Company’s outstanding voting securities which the Board does not recommend that the stockholders accept, each outstanding option with a limited stock appreciation right may be surrendered to the Company in return for a cash distribution. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the tender offer price paid per share over (ii) the exercise price payable per share under the surrendered option.

      Stockholder Rights and Option Transferability. No optionee will have any rights as a stockholder with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are not assignable or transferable other than by will or the laws of inheritance following the optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee. However, nonstatutory options may be transferred or assigned during optionee’s lifetime to one or more members of the optionee’s immediate family or to a trust established for one or more such family members.

      Financial Assistance. The plan administrator may permit any participant to pay the share purchase price and any related tax liability under the Discretionary Option Grant Program or the Stock Issuance Program by delivering a full-recourse, interest-bearing promissory note on terms established by the plan administrator.

      Tax Withholding. The Company is not obligated to deliver shares upon the exercise or vesting of any award under the 1999 plan unless the participant has made adequate provision for all applicable income and employment tax withholding obligations. The plan administrator may permit any participant to elect to have the Company withhold a portion of the shares otherwise issuable to the participant or to deliver previously acquired shares of Common Stock in payment of such tax withholding tax obligations.

      Amendment and Termination. The Board may amend or modify the 1999 Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the Board, the 1999 Plan will terminate on the earliest of (i) May 18, 2009, (ii) the date on which all shares available for issuance under the 1999 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

Summary of U.S. Federal Income Tax Consequences

      The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 1999 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

      Incentive Stock Options. Incentive stock options are options which satisfy the requirements of Section 422 of the Code. No taxable income is recognized by the optionee upon receipt of the option, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal tax purposes, dispositions are considered to be either qualifying or disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition is granted and more than one year after the date the option is exercised for those shares. If the sale or disposition occurs before these two requirements are satisfied, then a disqualifying disposition will result.

      Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, the optionee will recognize ordinary income equal to the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares, but generally not to exceed the gain realized on the sale or other disposition, if less. Any additional gain or any loss recognized upon the disposition will be a capital gain or capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

      In general, the difference between the option exercise price and the fair market value of the shares on the date when an incentive stock option is exercised, or at such later time as the shares vest, is treated as an adjustment in computing income that may be subject to the alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

      Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options are nonstatutory stock options. No taxable income is recognized by an optionee upon receipt of such an option. The optionee generally will recognize ordinary income upon exercising a nonstatutory stock option equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. If the optionee is an employee, such income generally is subject to income and employment tax withholding.

      If the shares acquired upon exercise of the nonstatutory stock option are unvested and subject to repurchase by the Company in the event of the optionee’s termination of service prior to vesting, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company’s repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

      Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the date the optionee recognized ordinary income, will be taxed as capital gain or capital loss. The Company generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

      Stock Appreciation Rights. No taxable income is recognized upon receipt of a stock appreciation right. Upon exercising the stock appreciation right, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of Common Stock on the exercise date over the base price in effect for the exercised right. If the participant is an employee, such income generally is subject to income and employment tax withholding. The Company generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the participant as a result of the exercise of a stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

      Stock Issuance Awards. The tax principles applicable to stock issuances under the 1999 Plan will be substantially the same as those summarized above for the exercise of nonstatutory stock options.

Options Granted to Certain Persons

      The aggregate numbers of shares of Common Stock subject to options granted to certain persons under the 1999 Plan as of March 18, 2003 and since its inception, exclusive of any options granted under any other plan, are as follows: (i) Dave G. Côté, President and Chief Executive Officer, 637,500 shares; (ii) Craig W. Elliott, former President and Chief Executive Officer, 420,000 shares; (iii) Brett D. Galloway, Interim Chief Executive Officer, 160,000 shares; (iv) Manuel R. Freitas, Vice President, Operations and Customer Support, 340,000 shares; (v) Robert W. Hon, Vice President, Engineering, 285,000 shares; (vi) Neil A. Sundstrom, Vice President, Worldwide Sales, 275,000 shares; (vii) David C. Yntema, Chief Financial Officer, 270,000 shares; (viii) Dr. Hamid Ahmadi, L. William Krause and Peter Van Camp, nominees for election as directors, 40,000 shares each; (ix) all current executive officers as a group, an aggregate of 1,807,500 shares; (x) all current directors who are not executive officers as a group, an aggregate of 752,000 shares; and (xi) all employees, including current officers who are not executive officers, as a group, an aggregate of 4,650,439 shares. Since its inception, no options have been granted under the 1999 Plan to any associate of any director, executive officer or nominee for election as a director, and no other person has been granted five percent or more of the total amount of options granted under the 1999 Plan. Each of the following non-employee Board members, including nominees for election at the 2003 Annual meeting if elected, will be granted an option to purchase 15,000 shares of Common Stock on the date of the 2003 Annual Meeting: Dr. Hamid Ahmadi, Steven J. Campbell, Craig W. Elliott, Brett D. Galloway, Joseph A. Graziano, L. William Krause, and Peter Van Camp. No options have been granted to date under the 1999 Plan that are subject to stockholder approval of this Proposal.

Vote Required

      The affirmative vote of at least a majority of the shares of Common Stock present in person or by proxy at the 2003 Annual Meeting and entitled to vote is required for approval of this proposal. Unless otherwise instructed, the proxyholders will vote the proxies received by them “FOR” the approval of this proposal.

Recommendation of the Board of Directors

      The Board deems this proposal to approve the Section 162(m) Qualifying Provisions of the 1999 Plan to be in the best interests of the Company and its stockholders and unanimously recommends a vote “FOR” approval of such proposal.

PROPOSAL NO. 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      KPMG LLP has served as our independent auditors since January 1996 and has been selected by our Board as our independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2003.

      Representatives of KPMG LLP are expected to be present at the 2003 Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Vote Required

      Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of KPMG LLP as the independent auditors for the current year. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting thereon, management will review its future selection of auditors.

Recommendation of the Board

      The Board unanimously recommends that the stockholders vote “FOR” the ratification of the appointment of KPMG LLP as Packeteer’s independent auditors for the fiscal year ending December 31, 2003.

AUDIT COMMITTEE REPORT

      The following is the report of the audit committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2002, which include the consolidated balance sheets of the Company as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the fiscal years in the three-year period ended December 31, 2002, and the notes thereto. Except for the information concerning fees incurred by us concerning services performed by KPMG, the information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates it by reference in such filing.

      The audit committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. KPMG LLC is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

Review with Management

      The audit committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Auditors

      The audit committee has discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

      The audit committee has also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with KPMG LLP their independence from the Company.

      The audit committee discussed with the Company’s independent auditors, with and without management present, the overall scope and plans for their audit. The Company incurred the following fees for services performed by KPMG LLP in the fiscal year ended December 31, 2002:

Audit Fees	$292,125
Financial Information Systems Design and Implementation Fees	$-0-
All Other Fees
Audit related fees	$-0-
Other non-audit fees(1)	$91,569

(1)	Other non-audit fees consisted of tax compliance services.

Conclusion

      The audit committee has determined that all services performed by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

      Based upon the review and discussions referred to above, the audit committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. The audit committee and the Board have also recommended, subject to stockholder approval, the selection of KPMG LLP as the Company’s independent auditors.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Hamid Ahmadi
Steven Campbell
Joseph Graziano, Chairperson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have entered into indemnification agreements with each of our directors and officers that may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify the directors and officers against certain liabilities, other than liabilities arising from willful misconduct of a culpable nature, that may arise by reason of their status or service as directors or officers. These agreements also may require us to advance the expenses incurred by the directors and officers as a result of any proceeding against them as to which they could be indemnified. We have a directors’ and officers’ insurance policy to cover our obligations under these agreements.

      All future transactions between the Company and its officers, directors, principal stockholders and affiliates will be approved by a majority of the independent and disinterested members of the Board, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who hold more than ten percent of the outstanding Common Stock to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 2002 fiscal year transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 2002 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors and executive officers and each holder of more than ten percent of the outstanding Common Stock.

ANNUAL REPORT ON FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

      Upon written request to the Corporate Secretary, David C. Yntema, 10201 N. De Anza Boulevard, Cupertino, California, 95014, the Company will provide without charge to each person solicited a copy of the 2002 Annual Report on Form 10-K, including Financial Statements and Financial Statement Schedules filed therewith.

      Appendix A to this Proxy Statement contains the Annual Report to Stockholders, including Management’s Discussion and Analysis, the Consolidated Financial Statements and other investor information.

By Order of the Board of Directors of Packeteer, Inc.,

David C. Yntema
Secretary

Cupertino, California

April 22, 2003

EXHIBIT A

PROXY

PACKETEER, INC.

2003 ANNUAL MEETING OF STOCKHOLDERS
MAY 21, 2003

     The undersigned stockholder(s) of Packeteer, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of 2003 Annual Meeting of Stockholders and Proxy Statement, each dated April 22, 2003, and hereby appoint(s) Dave Côté and David C. Yntema, and each of them, proxyholders and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Stockholders of Packeteer, Inc. to be held May 21, 2003, at 10:00 a.m., Pacific Standard Time, at the Hilton Garden Inn, 10741 North Wolfe Road, Cupertino, California, 95014, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side:

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

     PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet			Vote-by-Telephone

1.	Log on to the Internet and go to http://www.eproxyvote.com/pktr		1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Enter your Voter Control Number listed above and follow the easy steps outline on the secured website.	OR	2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you are voting by Internet or by telephone, please do not mail your card.

☒ Please mark votes as in this example
			FOR	AGAINST	ABSTAIN
	2.	To approve certain provisions of the 1999 Stock Incentive Plan in order to preserve our ability to deduct in full certain plan-related compensation under Section 162(m) of the Internal Revenue Code.	☐	☐	☐
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends a vote “FOR” the following Proposals:

1. Election of Directors to serve until 2006. Nominees: (01) Hamid Ahmadi, (02) L. William Krause and (03) Peter Van Camp

FOR ALL	WITHHOLD ALL
☐	☐

				FOR	AGAINST	ABSTAIN
		3.	Ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003.	☐	☐	☐
☐	For all nominees except as noted above

		4.	In their discretion, the proxyholders are authorized to vote upon any other business that may properly come before the meeting and any adjournment or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please sign exactly as your name appears hereon. Joint owners each should sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, pleas sign in full corporate name by a duly authorized officer.

Signature:______________________________	Date:___________	Signature:________________________	Date:____________